Execution Version
EMPLOYMENT AGREEMENT
This Employment Agreement (“Agreement”) is made and entered into by and between Redwire Corporation, a Delaware corporation (the “Company”), and Jonathan E. Baliff (“Employee”) effective as of June 1, 2022 (the “Effective Date”).
1.Employment. During the Employment Period (as defined in Section 4), the Company shall employ Employee, and Employee shall serve, as Chief Financial Officer of the Company and in such other position or positions as may be mutually agreed from time to time by Employee and the Company.
2.Duties and Responsibilities of Employee.
(a)During the Employment Period, Employee shall devote Employee’s reasonable best efforts and full business time and attention to the businesses of the Company and its direct and indirect subsidiaries as may exist from time to time (collectively, the Company and its direct and indirect subsidiaries are referred to as the “Company Group”) as may be requested by the Company from time to time.  Employee’s duties and responsibilities shall include those normally incidental to the position(s) identified in Section 1, as well as such additional duties as may be mutually agreed by Employee and the Company from time to time, which duties and responsibilities may include providing services to other members of the Company Group in addition to the Company. Employee may, without violating this Section 2(a), (i) as a passive investment, own publicly traded securities in such form or manner as will not require any services by Employee in the operation of the entities in which such securities are owned; (ii) engage in charitable and civic activities; (iii) engage in other personal and passive investment activities or (iv) participate in the activities listed on Exhibit A, in each case, so long as such ownership, interests or activities do not interfere with Employee’s ability to fulfill Employee’s duties and responsibilities under this Agreement and are not inconsistent with Employee’s obligations to any member of the Company Group or competitive with the business of any member of the Company Group.
(b)Employee hereby represents and warrants that Employee is not the subject of, or a party to, any non-competition, non-solicitation, non-disclosure, restrictive covenant or other agreement, obligation or restriction that would prohibit Employee from executing this Agreement or fully performing each of Employee’s duties and responsibilities hereunder, or would in any manner, directly or indirectly, limit or affect any of the duties and responsibilities that may now or in the future be assigned to Employee hereunder. Employee expressly acknowledges and agrees that Employee is strictly prohibited from using or disclosing any confidential information belonging to any prior employer or other third party in the course of performing services for any member of the Company Group, and Employee promises that Employee shall not do so. Employee shall not introduce documents or other materials containing confidential information of any prior employer or other third party to the premises or property (including computers and computer systems) of any member of the Company Group.
(c)Employee owes each member of the Company Group fiduciary duties (including (i) duties of care, loyalty and disclosure and (ii) such fiduciary duties that an officer of the Company owes under the laws of the State of Delaware), and the obligations described in this Agreement are in addition to, and not in lieu of, the obligations Employee owes each member of the Company Group under statutory and common law.
(d)Location. Employee’s principal place of employment will be at the Company’s headquarters in Jacksonville, Florida; provided that Employee may be required to travel from time to time for business purposes in accordance with the Company’s travel policies and; provided, further, that Employee will be permitted to work remotely for up to fifty percent (50%) of Employee’s business hours in each calendar year.
3.Compensation.
(a)Base Salary. During the Employment Period, the Company shall pay to Employee an annualized base salary of (i) during the first calendar year following the Effective Date, $380,000 and (ii) beginning on the first anniversary of the Effective Date, $400,000 (as applicable, the “Base Salary”) in consideration for Employee’s services under this Agreement, payable in substantially equal installments in conformity with the Company’s customary payroll practices for similarly situated employees as may exist from time to time, but no less frequently than monthly. Notwithstanding any provision of this Agreement, the Company may decrease Employee’s Base Salary as part of one or more reductions in base salaries that apply equally to each of the members of the Company’s senior management team in substantially the same proportions.
(b)Annual Bonus. Employee shall be eligible for discretionary bonus compensation with a target equal to 75% of Employee’s Base Salary (“Target Bonus) for the 2022 calendar year and each subsequent complete calendar year that Employee is employed by the Company hereunder in accordance with the Company’s bonus plans in effect for similarly-situated executives (the “Annual Bonus”). The performance targets that must be achieved in order to be eligible for certain bonus levels shall be established by the board of directors of the Company (the “Board”) (or a committee thereof) for each applicable calendar year (the “Bonus Year”). Each Annual Bonus, if any, shall be paid as soon as administratively feasible after the Board (or a committee thereof) determines whether the applicable performance targets for the applicable Bonus Year have been achieved, but in no event later than March 15 following the end of such Bonus Year. Notwithstanding anything in this Section 3(b) to the contrary, no Annual Bonus, if any, or any portion thereof, shall be payable for any Bonus Year unless Employee remains continuously employed by the Company from the Effective Date through January 1 following the end of such Bonus Year.
(c)Long-Term Incentive Awards. During the Employment Period, Employee shall be eligible to receive annual awards under the Redwire Corporation 2021 Omnibus Incentive Plan (the “LTIP”) or such other equity incentive plan of the Company as may be in effect from time to time (any such plan(s), together with the LTIP, the “LTI Plans”), with the initial target amount for the 2023 calendar year equal to 300% of Employee’s Base Salary. All awards granted to Employee under the LTI Plans, if any, shall be in such amounts and on such terms and conditions as the Board or a committee thereof shall determine from time to time, and shall be subject to and governed by the terms and provisions of the applicable LTI Plan as in effect from time to time and the award agreements evidencing such awards. Nothing herein shall be construed to give Employee any rights to any amount or type of grant or award except as provided in an award agreement and authorized by the Board or a committee thereof.
(d)Initial Long-Term Incentive Grant. Promptly following the Effective Date, the Company shall grant to the Employee (i) an award of 57,000 time-based restricted stock units under the LTIP and (ii) an option to purchase 114,000 shares of common stock of the Company under the LTIP (collectively, the “LTIP Awards”) so long as Employee remains employed through the grant. The LTIP Awards shall vest in equal annual installments on each of the first three anniversaries of the date of grant, so long as Employee remains continuously employed through each vesting date. and will be subject to the terms of the LTIP and the applicable award agreements evidencing the grant of such awards.
4.Term of Employment. The initial term of Employee’s employment under this Agreement shall be for the period beginning on the Effective Date and ending on the third anniversary of the Effective Date (the “Initial Term”). On the third anniversary of the Effective Date and on each subsequent anniversary thereafter, the term of Employee’s employment under this Agreement shall automatically renew and extend for a period of twelve (12) months (each such twelve (12)-month period being a “Renewal Term”) unless written notice of non-renewal is delivered by either party to the other not less than thirty (30) days prior to the expiration of the then-existing Initial Term or Renewal Term, as applicable. Notwithstanding any other provision of this Agreement, Employee’s employment pursuant to this Agreement may be terminated at any time in accordance with Section 7. The period from the Effective Date through the expiration of this Agreement or, if sooner, the termination of Employee’s employment pursuant to this Agreement, regardless of the time or reason for such termination, shall be referred to herein as the “Employment Period.”
5.Business Expenses.
(a)Subject to Section 24(c), the Company shall reimburse Employee for Employee’s reasonable and documented out-of-pocket business-related expenses actually incurred in the performance of Employee’s duties under this Agreement, so long as such expenses are consistent with the Company’s expense policy as in effect from time to time and Employee timely submits all documentation for such expenses, as required by such policy. In addition, during the portion of the Employment Period beginning on the Effective Date and ending twenty-four (24) months thereafter, the Company shall reimburse Employee up to $2,500 per month for local housing and transportation in the Jacksonville, Florida metropolitan area for so long as Employee’s principal residence is more than 50 miles from Jacksonville, Florida; provided Employee timely submits all documentation for such expenses. Any such reimbursement of expenses shall be made by the Company upon or as soon as practicable following receipt of such documentation (but in any event not later than the close of Employee’s taxable year following the taxable year in which the expense is incurred by Employee). In no event shall any reimbursement be made to Employee for any expenses incurred after the date of Employee’s termination of employment with the Company.
(b)Legal Fees. Upon presentation of appropriate documentation, the Company will pay or reimburse Employee’s reasonable legal fees incurred in connection with the negotiation and drafting of this Agreement, up to a maximum of $12,500, which will be paid within thirty (30) days following the Effective Date.
6.Benefits.
(a)Benefits. During the Employment Period, Employee shall be eligible to participate in the same benefit plans and programs in which other similarly situated Company employees are eligible to participate, including in the Company’s 401(k) plan, in each case, subject to the terms and conditions of the applicable plans and programs in effect from time to time. The Company shall not, however, by reason of this Section 6, be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such plan or policy so long as such changes are similarly applicable to similarly situated Company employees generally.
7.Termination of Employment.
(a)Company’s Right to Terminate Employee’s Employment for Cause. The Company shall have the right to terminate Employee’s employment hereunder at any time for Cause. “Cause” shall mean: (i) the willful failure or refusal by Employee to perform his lawful duties hereunder (other than due to disability); (ii) a breach by Employee of his fiduciary duties to any member of the Company Group; (iii) a material breach by Employee of any provision of this Agreement or any other written agreement between Employee and one or more members of the Company Group; (iv) conviction of, indictment for, pleading guilty to, or entering of a plea of nolo contendere by Employee for any felony or any crime involving moral turpitude; (v) Employee’s breach of any (A) policy or code of conduct established by any member of the Company Group and applicable to Employee that could reasonably be expected to directly or indirectly adversely impact the business or reputation of the Company or any member of the Company Group or (B) law applicable to the workplace, in the case of each of clauses (A) and (B), regarding anti-harassment, anti-discrimination or anti-retaliation (which are collectively referred to in this Agreement as the “Specified Matters”); (vi) Employee’s material breach of any policy or code of conduct established by a member of the Company Group and applicable to Employee that does not involve a Specified Matter; (vii) Employee’s material violation of any law applicable to the workplace or any member of the Company Group that does not involve a Specified Matter; or (viii) Employee’s gross negligence, willful misconduct, fraud, theft or embezzlement; provided, however, that if Employee’s actions or omissions as set forth in this Section 7(a)(i), (iii), or (vi) are of such a nature that the Company reasonably determines that they are curable by Employee, such actions or omissions must remain uncured thirty (30) days after the Company first provided Employee written notice of the obligation to cure such actions or omissions.
(b)Company’s Right to Terminate for Convenience. The Company shall have the right to terminate Employee’s employment for convenience at any time and for any reason, or no reason at all, upon written notice to Employee.
(c)Employee’s Right to Terminate for Good Reason. Employee shall have the right to terminate Employee’s employment with the Company at any time for Good Reason. For purposes of this Agreement, “Good Reason” shall mean:
(i)a material diminution in Employee’s Base Salary or Target Bonus opportunity (other than as part of one or more reductions in base salaries or target bonus opportunities that apply equally to each of the members of the Company’s senior management team in substantially the same proportions) or title, authority, duties and responsibilities with the Company or its subsidiaries; provided, however, that if Employee is serving as an officer of a subsidiary of the Company or as a member of the board of directors (or similar governing body) of any member of the Company Group or any other entity in which a member of the Company Group holds an equity interest, in no event shall the removal of Employee as an officer of such subsidiary or a board member, regardless of the reason for such removal, constitute Good Reason;
(ii)a material breach by the Company of any of its obligations under this Agreement; or
(iii)the Company’s failure to make an annual LTIP award to Employee.
Notwithstanding the foregoing provisions of this Section 7(c) or any other provision of this Agreement to the contrary, any assertion by Employee of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (A) the condition described in Section 7(c)(i) or (ii) giving rise to Employee’s termination of employment must have arisen without Employee’s consent; (B) Employee must provide written notice to the Board of the existence of such condition(s) within forty-five (45) days after the initial occurrence of such condition(s); (C) the condition(s) specified in such notice must remain uncorrected for thirty (30) days following the Board’s receipt of such written notice; and (D) the date of Employee’s termination of employment must occur within seventy-five (75) days after the initial occurrence of the condition(s) specified in such notice. Further and notwithstanding the foregoing, no suspension of Employee or a reduction in Employee’s authority, duties and responsibilities in conjunction with any leave required or as part of any investigation into alleged wrongdoing by Employee, shall give rise to Good Reason.
(d)Death or Disability. Upon the death or Disability of Employee, Employee’s employment with the Company shall automatically (and without any further action by any person or entity) terminate with no further obligation under this Agreement of either party hereunder. For purposes of this Agreement, a “Disability” shall have the meaning set forth in the LTIP.
(e)Employee’s Right to Terminate for Convenience. In addition to Employee’s right to terminate Employee’s employment for Good Reason, Employee shall have the right to terminate Employee’s employment with the Company for convenience at any time and for any other reason, or no reason at all, upon thirty (30) days’ advance written notice to the Company; provided, however, that if Employee has provided notice to the Company of Employee’s termination of employment, the Company may determine, in its sole discretion, that such termination shall be effective on any date prior to the effective date of termination provided in such notice (and, if such earlier date is so required, then it shall not change the basis for Employee’s termination of employment nor be construed or interpreted as a termination of employment pursuant to Section 7(b)) and any requirement to continue salary or benefits shall cease as of such earlier date.
(f)Effect of Termination.
(i)If Employee’s employment hereunder is terminated by the Company without Cause pursuant to Section 7(b), is terminated by Employee for Good Reason pursuant to Section 7(c) or is terminated upon the expiration of the then-existing Initial Term or Renewal Term, as applicable, as a result of a non-renewal of the term of Employee’s employment under this Agreement by the Company pursuant to Section 4, then so long as (and only if) Employee: (x) executes on or before the Release Expiration Date (as defined below), and does not revoke within any time provided by the Company to do so, a separation agreement and release of all claims in a form provided to Employee by the Company (the “Release”), which Release shall, among other things, release each member of the Company Group and their respective affiliates, and the foregoing entities’ respective shareholders, members, partners, officers, managers, directors, fiduciaries, employees, representatives, agents and benefit plans (and fiduciaries of such plans) from any and all claims, including any and all causes of action arising out of Employee’s employment and relationship with the Company and any other member of the Company Group or the termination of such employment or relationship, but excluding all claims to severance payments Employee may have under this Section 7, provided that such Release shall not impose any new post-employment obligations on Employee or result in any forfeitures not contemplated under this Agreement; and (y) does not materially breach the terms of each of Sections 9, 10 and 11, then:
(A)The Company shall make severance payments to Employee in a total amount equal to (I) in the case of a termination that does not occur during a Change in Control Period (as defined below), an amount equal to the sum of twelve (12) months’ worth of Employee’s Base Salary and one (1.0) times the Target Bonus for the year in which such termination occurs or (II) in the case of a termination that occurs during the twelve (12)-month period following a Change in Control (as defined in the LTIP) (the “Change in Control Period”), an amount equal to the sum of eighteen (18) months’ worth of Employee’s Base Salary and one and one-half (1.5) times the Target Bonus for the year in which such termination occurs (such total severance payments, as applicable, being referred to as the “Severance Payment”). The Severance Payment will be divided into substantially equal installments paid over the twelve (12)-month period (the “Severance Period”) following the date on which Employee’s employment terminates (the “Termination Date”). On the Company’s first regularly scheduled pay date that is on or after the date that is sixty (60) days after the Termination Date (the “First Payment Date”), the Company shall pay to Employee, without interest, the aggregate amount payable pursuant to any installments that would have been paid during the period beginning on the Termination Date and ending on the First Payment Date had the installments been paid on the Company’s regularly scheduled pay dates on or following the Termination Date, and, subject to Section 24, each of the remaining installments shall be paid on the Company’s regularly scheduled pay dates during the remainder of such twelve (12)-month period. Notwithstanding the foregoing, if the Termination Date occurs during a Change in Control Period, the Severance Payment will be made in a single lump sum on the First Payment Date and the unvested LTIP awards held by Employee shall vest on the Termination Date (and any Awards that vest subject to the achievement of performance criteria will be deemed earned at the target level).
(B)During the portion, if any, of the Severance Period that Employee is eligible to and elects to continue coverage for Employee and Employee’s spouse and eligible dependents, if any, under the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall, at its option pay or reimburse Employee on a monthly basis for the difference between the amount Employee pays to effect and continue such coverage and the employee contribution amount that similarly situated employees of the Company pay for the same or similar coverage under such group health plans (the “COBRA Benefit”). Each payment of the COBRA Benefit shall be paid on or about the Company’s first regularly scheduled pay date in the calendar month immediately following the calendar month in which Employee submits to the Company documentation of the applicable premium payment having been paid by Employee, which documentation shall be submitted by Employee to the Company within thirty (30) days following the date on which the applicable premium payment is paid. Employee shall be eligible to receive such reimbursement payments until the earliest of: (I) the last day of the Severance Period; (II) the date Employee is no longer eligible to receive COBRA continuation coverage; and (III) the date on which Employee becomes eligible to receive coverage under a group health plan sponsored by another employer (and any such eligibility shall be promptly reported to the Company by Employee); provided, however, that the election of COBRA continuation coverage and the payment of any premiums due with respect to such COBRA continuation coverage shall remain Employee’s sole responsibility, and the Company shall not assume any obligation for payment of any such premiums relating to such COBRA continuation coverage. Notwithstanding the foregoing, if the provision of the benefits described in this paragraph cannot be provided in the manner described above without penalty, tax or other adverse impact on the Company or any other member of the Company Group, then the Company and Employee shall negotiate in good faith to determine an alternative manner in which the Company may provide substantially equivalent benefits to Employee without such adverse impact on the Company or such other member of the Company Group.
(C)The Company shall pay Employee a pro-rata portion of the Annual Bonus for the Bonus Year in which the Termination Date occurs (the “Pro-Rated Bonus Award”), which shall be equal to (I) the Annual Bonus, if any, that Employee would have earned for the Bonus Year in which the

Termination Date occurs (based on actual performance), multiplied by (II) a fraction, the numerator of which is the number of days that have elapsed from the beginning of such Bonus Year through the Termination Date and the denominator of which is the total number of days in such Bonus Year. The Pro-Rated Bonus Award, if any, will be paid on the date annual bonuses for such Bonus Year are paid to other executives of the Company.
(D)Employee’s outstanding unvested awards, if any, under the LTI Plans will remain outstanding and eligible to vest and settle through the end of the Severance Period, subject to and governed by the terms and provisions of the applicable LTI Plan as in effect from time to time and the applicable award agreements without regard to any condition of continued service contained therein.
The payments and benefits described in Section 7(f)(i)(A), (B), (C) and (D) above are collectively referred to herein as the “Termination Benefits.”
(ii)Notwithstanding anything herein to the contrary, the Termination Benefits (and any portion thereof) shall not be payable if Employee’s employment hereunder terminates upon the expiration of the then-existing Initial Term or Renewal Term, as applicable, as a result of a non-renewal of the term of Employee’s employment under this Agreement by Employee pursuant to Section 4.
(iii)If the Release is not executed and returned to the Company on or before the Release Expiration Date, and the required revocation period has not fully expired without revocation of the Release by Employee, then Employee shall not be entitled to any portion of the Termination Benefits. As used herein, the “Release Expiration Date” is that date that is twenty-one (21) days following the date upon which the Company delivers the Release to Employee (which shall occur no later than seven (7) days after the Termination Date) or, in the event that such termination of employment is determined by the Company to be “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date.
(g)After-Acquired Evidence. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that Employee is eligible to receive the Termination Benefits pursuant to Section 7(f) but, after such determination, the Company subsequently acquires evidence that: (i) Employee has materially breached the terms of Sections 9, 10 or 11; or (ii) a Cause condition existed prior to the Termination Date that, had the Company been aware of such condition, would have given the Company the right to terminate Employee’s employment pursuant to Section 7(a), then the Company shall have the right to cease the payment of any future installments of the Termination Benefits upon thirty (30) days’ written notice to Employee, and Employee shall promptly return to the Company the pre-tax value of all Termination Benefits received by Employee prior to the date that the Company determines that the conditions of this Section 7(g) have been satisfied.
8.Disclosures.
(a)Employee hereby represents and warrants that as of the Effective Date, there exist (i) no actual or potential Conflicts of Interest and (ii) no current or pending lawsuits, claims or arbitrations filed by or against Employee or any trust or vehicle owned or controlled by Employee.

(b)Promptly (and in any event, within five (5) business days) upon becoming aware of (i) any actual or potential Conflict of Interest or (ii) any lawsuit, claim or arbitration filed by or against Employee or any trust or vehicle owned or controlled by Employee, in each case, Employee shall disclose such actual or potential Conflict of Interest or such lawsuit, claim or arbitration to the Board.
(c)A “Conflict of Interest” shall exist when Employee engages in any activities, associations, or interests that conflict with Employee’s duties, responsibilities, authorities, or obligations for and to any member of the Company Group.
9.Confidentiality. In the course of Employee’s employment with the Company and the performance of Employee’s duties on behalf of the Company Group hereunder, Employee will be provided with, and will have access to, Confidential Information (as defined below). In consideration of Employee’s receipt and access to such Confidential Information, and as a condition of Employee’s employment, Employee shall comply with this Section 9.
(a)Both during the Employment Period and thereafter, except as expressly permitted by this Agreement, Employee shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information except for the benefit of the Company Group. Employee acknowledges and agrees that Employee would inevitably use and disclose Confidential Information in violation of this Section 9 if Employee were to violate any of the covenants set forth in Section 10. Employee shall follow all Company Group policies and protocols regarding the security of all documents and other materials containing Confidential Information (regardless of the medium on which Confidential Information is stored). Except to the extent required for the performance of Employee’s duties on behalf of the Company Group, Employee shall not remove from facilities of any member of the Company Group any information, property, equipment, drawings, notes, reports, manuals, invention records, computer software, customer information, or other data or materials that relate in any way to the Confidential Information, whether paper or electronic and whether produced by Employee or obtained by the Company Group. The covenants of this Section 9(a) shall apply to all Confidential Information, whether now known or later to become known to Employee during the period that Employee is employed by or affiliated with the Company or any other member of the Company Group.
(b)Notwithstanding any provision of Section 9(a) to the contrary, Employee may make the following disclosures and uses of Confidential Information:
(i)disclosures to other employees, officers or directors of a member of the Company Group who have a need to know the information in connection with the businesses of the Company Group;
(ii)disclosures to customers and suppliers when, in the reasonable and good faith belief of Employee, such disclosure is in connection with Employee’s performance of Employee’s duties under this Agreement and is in the best interests of the Company Group;
(iii)disclosures and uses that are approved in writing by the Board; or
(iv)disclosures to a person or entity that has (x) been retained by a member of the Company Group to provide services to one or more members of the Company Group and (y) agreed in writing to abide by the terms of a confidentiality agreement.

(c)Upon the expiration of the Employment Period, and at any other time upon request of the Company, Employee shall promptly and permanently surrender and deliver to the Company all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information and any other Company Group property (including any Company Group-issued computer, mobile device or other equipment) in Employee’s possession, custody or control and Employee shall not retain any such documents or other materials or property of the Company Group. Within ten (10) days of any such request, Employee shall certify to the Company in writing that all such documents, materials and property have been returned to the Company.
(d)“Confidential Information” means all confidential, competitively valuable, non-public or proprietary information that is conceived, made, developed or acquired by or disclosed to Employee (whether conveyed orally or in writing), individually or in conjunction with others, during the period that Employee is employed by or otherwise affiliated with the Company or any other member of the Company Group (whether during business hours or otherwise and whether on the Company’s premises or otherwise) including: (i) technical information of any member of the Company Group, its affiliates, its investors, customers, vendors, suppliers or other third parties, including computer programs, software, databases, data, ideas, know-how, formulae, compositions, processes, discoveries, machines, inventions (whether patentable or not), designs, developmental or experimental work, techniques, improvements, work in process, research or test results, original works of authorship, training programs and procedures, diagrams, charts, business and product development plans, and similar items; (ii) information relating to any member of the Company Group’s businesses or properties, products or services (including all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or acquisition targets or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks) or pursuant to which any member of the Company Group owes a confidentiality obligation; (iii) other valuable, confidential information and trade secrets of any member of the Company Group, its affiliates, its customers or other third parties; and (iv) this Agreement. Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression are and shall be the sole and exclusive property of the Company or the other applicable member of the Company Group and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Agreement. For purposes of this Agreement, Confidential Information shall not include any information that (A) is or becomes generally available to the public other than as a result of a disclosure or wrongful act of Employee or any of Employee’s agents; (B) was available to Employee on a non-confidential basis before its disclosure by a member of the Company Group; (C) becomes available to Employee on a non-confidential basis from a source other than a member of the Company Group; provided, however, that such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, a member of the Company Group; or (D) is required to be disclosed by applicable law.
(e)Notwithstanding the foregoing, nothing in this Agreement or in any other agreement between Employee and the Company or any other member of the Company Group shall prohibit or restrict Employee from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Employee from any such governmental authority (including the U.S. Securities and Exchange Commission); (iii) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. Nothing in this Agreement requires Employee to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company that Employee has engaged in any such conduct.
10.Non-Competition; Non-Solicitation; Non-Disparagement.
(a)The Company shall provide Employee access to Confidential Information for use only during the Employment Period, and Employee acknowledges and agrees that the Company Group will be entrusting Employee, in Employee’s unique and special capacity, with developing the goodwill of the Company Group, and in consideration of the Company providing Employee with access to Confidential Information, clients and customers and as an express incentive for the Company to enter into this Agreement and employ Employee, Employee has voluntarily agreed to the covenants set forth in this Section 10. Employee agrees and acknowledges that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects, do not interfere with public interests, will not cause Employee undue hardship, and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and to protect the Company Group’s Confidential Information, goodwill and legitimate business interests. Employee further agrees that Employee will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 10 and that Employee will reimburse the Company and any other member of the Company Group for all costs (including reasonable attorneys’ fees) incurred in connection with any action to enforce any of the provisions of this Section 10 if either the Company or such other member of the Company Group prevails on any material issue involved in such dispute or if Employee challenges the reasonableness or enforceability of any of the provisions of this Section 10 (but not the applicability of such provisions) and the Company or another member of the Company Group will reimburse Employee if the Company or another member of the Company Group does not prevail on any material issue involved in such dispute involving this Section 10.
(b)During the Prohibited Period, Employee shall not, without the prior written approval of the Board, directly or indirectly, for Employee or on behalf of or in conjunction with any other person or entity of any nature:
(i)engage in or participate in (or prepare to engage in or participate in) the Business within the Market Area, which prohibition shall prevent Employee from directly or indirectly: (A) owning, investing in, controlling, managing, operating, participating in, lending Employee’s name to, contributing to, providing assistance to or being an officer or director of, any person or entity engaged in or planning to engage in the Business in the Market Area, or (B) joining, becoming an employee or consultant of, or otherwise rendering services for or being affiliated with or engaged by, any person or entity engaged in, or planning to engage in, the Business in the Market Area in any capacity (with respect to this clause (B)) in which Employee’s customer or client relationships, duties or responsibilities are the same as or similar to the customer or client relationships, duties or responsibilities that Employee had on behalf of any member of the Company Group;
(ii)appropriate or interfere with or attempt to appropriate or interfere with any Business Opportunity of, or relating to, any member of the Company Group located in the Market Area;
(iii)solicit, canvass, approach, encourage, entice or induce any customer, vendor or supplier of any member of the Company Group with whom Employee had contact (including oversight responsibility) or learned Confidential Information about during Employee’s employment with any member of the Company Group to cease or lessen such customer’s, vendor’s or supplier’s business with any member of the Company Group or otherwise adversely affect such relationship, or attempt to do any of the foregoing; or
(iv)solicit, canvass, approach, encourage, entice or induce any employee or contractor of any member of the Company Group to terminate his, her or its employment or engagement with any member of the Company Group.
(c)Because of the difficulty of measuring economic losses to the Company Group as a result of a breach or threatened breach of the covenants set forth in Section 9 and in this Section 10, and because of the immediate and irreparable damage that would be caused to the members of the Company Group for which they would have no other adequate remedy, the Company and each other member of the Company Group shall be entitled to enforce the foregoing covenants, in the event of a breach or threatened breach, by injunctions and restraining orders from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall not be the Company’s or any other member of the Company Group’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company and each other member of the Company Group at law and equity. Further, in the event of any violation of the provisions of this Section 10, Employee agrees that the post-termination restrictions contained in this Section 10 will be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the Prohibited Period will be tolled during any period of such violation.
(d)The covenants in this Section 10, and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which such arbitrator or court deems reasonable, and this Agreement shall thereby be reformed.
(e)The following terms shall have the following meanings:
(i)“Business” shall mean the business and operations that are the same or similar to those performed by the Company and any other member of the Company Group for which Employee provides services or about which Employee obtains Confidential Information during the Employment Period, which business and operations include any material business in which any member of the Company Group is engaged on the date of termination or in which they have demonstrably planned, on or prior to such date, to be engaged in on or after such date, in any locale of any country in which any member of the Company Group conducts business.
(ii)“Business Opportunity” shall mean any actual or potential commercial, investment or other business opportunity of any member of the Company Group or relating to the Business about which Employee learned Confidential Information during Employee’s employment with any member of the Company Group.
(iii)“Market Area” shall mean any locale of any country in which any member of the Company Group conducts business on the date of termination or in which they have demonstrably planned, on or prior to such date, to be engaged in on or after such date.
(iv)“Prohibited Period” shall mean the period during which Employee is employed by any member of the Company Group and continuing for a period of twelve (12) months following the date that Employee is no longer employed by any member of the Company Group.
(f)Subject to Section 9(e), Employee agrees that during the period from and after the Effective Date, Employee will not (and will not cause or direct an person or entity to), directly or indirectly, at any time, make, publish or communicate to any person, entity or organization any disparaging, negative or defamatory remarks, comments or statements regarding any member of the Company Group or its businesses, products or services or any of its or their current or former employees, investors, members, officers, attorneys, directors, owners, agents, customers, suppliers, investors and other business relations; provided that Employee may make remarks, comments or statements made in connection with the performance of Employee’s duties and responsibilities during his employment with the Company that Employee determines are in the best interests of the Company Group or made as required by law or in response to legal process.
(g)Employee undertakes and agrees that prior to entering into any relationship with any other party to serve as an officer, director, employee, consultant, partner, advisor, joint-venturer or in any other capacity with any other person or entity, Employee shall disclose to such other party the terms of the restrictive covenants set forth herein and hereby consents to the Company making any related disclosures.
11.Ownership of Intellectual Property.
(a)Employee agrees that the Company shall own, and Employee shall (and hereby does) assign, all right, title and interest relating to any and all inventions (whether or not patentable), discoveries, developments, improvements, innovations, works of authorship, mask works, designs, know-how, ideas, formulae, processes, techniques, data and information authored, created, contributed to, made or conceived or reduced to practice, in whole or in part, by Employee during the period in which Employee is or has been employed by or affiliated with the Company or any other member of the Company Group, whether or not registerable under U.S. law or the laws of other jurisdictions, that either (a) relate, at the time of conception, reduction to practice, creation, derivation or development, to any member of the Company Group’s businesses or actual or anticipated research or development, or (b) were developed on any amount of the Company’s or any other member of the Company Group’s time or with the use of any member of the Company Group’s equipment, supplies, facilities or Confidential Information (all of the foregoing collectively referred to herein as “Company Intellectual Property”), and Employee shall promptly disclose all Company Intellectual Property to the Company in writing. To support Employee’s disclosure obligation herein, Employee shall keep and maintain adequate and current written records of all Company Intellectual Property made by

Employee (solely or jointly with others) during the period in which Employee is or has been employed by or affiliated with the Company or any other member of the Company Group in such form as may be specified from time to time by the Company. These records shall be available to, and remain the sole property of, the Company at all times. For the elimination of doubt, the foregoing ownership and assignment provisions apply without limitation to patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world.
(b)All of Employee’s works of authorship and associated copyrights created during the period in which Employee is employed by or affiliated with the Company or any other member of the Company Group and in the scope of Employee’s employment or engagement shall be deemed to be “works made for hire” within the meaning of the Copyright Act. To the extent any right, title and interest in and to Company Intellectual Property cannot be assigned by Employee to the Company, Employee shall grant, and does hereby grant, to the Company Group an exclusive, perpetual, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, use, sell, offer for sale, import, export, reproduce, practice and otherwise commercialize such rights, title and interest.
(c)Employee recognizes that this Agreement will not be deemed to require assignment of any invention or intellectual property that Employee developed entirely on Employee’s own time without using the equipment, supplies, facilities, trade secrets, or Confidential Information of any member of the Company Group. In addition, this Agreement does not apply to any invention that qualifies fully for protection from assignment to the Company under any specifically applicable state law or regulation.
(d)To the extent allowed by law, this Section 11 applies to all rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like, including without limitation those rights set forth in 17 U.S.C. §106A (collectively, “Moral Rights”). To the extent Employee retain any Moral Rights under applicable law, Employee hereby ratifies and consents to any action that may be taken with respect to such Moral Rights by or authorized by the Company or any member of the Company Group, and Employee hereby waives and agrees not to assert any Moral Rights with respect to such Moral Rights. Employee shall confirm any such ratifications, consents, waivers, and agreements from time to time as requested by the Company.
(e)Employee shall perform, during and after the period in which Employee is or has been employed by or affiliated with the Company or any other member of the Company Group, all acts deemed necessary or desirable by the Company to permit and assist each member of the Company Group, at the Company’s expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Intellectual Property and Confidential Information assigned, to be assigned, or licensed to the Company under this Agreement. Such acts may include execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Company Intellectual Property or Confidential Information.
(f)In the event that the Company (or, as applicable, a member of the Company Group) is unable for any reason to secure Employee’s signature to any document required to file, prosecute, register, or memorialize the assignment of any patent, copyright, mask work or other applications or to enforce any patent, copyright, mask work, moral right, trade secret or other proprietary right under any Confidential Information or Company Intellectual Property, Employee hereby irrevocably designates and appoints the Company and each of the Company’s duly authorized officers and agents as Employee’s agents and attorneys-in-fact to act for and on Employee’s behalf and instead of Employee, (i) to execute, file, prosecute, register and memorialize the assignment of any such application, (ii) to execute and file any documentation required for such enforcement, and (iii) to do all other lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of patents, copyrights, mask works, moral rights, trade secrets or other rights under the Confidential Information or Company Intellectual Property, all with the same legal force and effect as if executed by Employee. For the avoidance of doubt, the provisions of this Section 11(f) apply fully to all derivative works, improvements, renewals, extensions, continuations, divisionals, continuations in part, continuing patent applications, reissues, and reexaminations of all Company Intellectual Property.
(g)In the event that Employee enters into, on behalf of any member of the Company Group, any contracts or agreements relating to any Confidential Information or Company Intellectual Property, Employee shall assign such contracts or agreements to the Company (or the applicable member of the Company Group) promptly, and in any event, prior to Employee’s termination. If the Company (or the applicable member of the Company Group) is unable for any reason to secure Employee’s signature to any document required to assign said contracts or agreements, or if Employee does not assign said contracts or agreements to the Company (or the applicable member of the Company Group) prior to Employee’s termination, Employee hereby irrevocably designates and appoints the Company (or the applicable member of the Company Group) and each of the Company’s duly authorized officers and agents as Employee’s agents and attorneys-in-fact to act for and on Employee’s behalf and instead of
Employee to execute said assignments and to do all other lawfully permitted acts to further the execution of said documents.
12.Arbitration.
(a)Subject to Section 12(b), any dispute, controversy or claim between Employee and any member of the Company Group arising out of or relating to this Agreement or Employee’s employment or engagement with any member of the Company Group (“Disputes”) will be finally settled by confidential arbitration in Jacksonville, Florida in accordance with the then-existing American Arbitration Association (“AAA”) Employment Arbitration Rules. The arbitration award shall be final and binding on both parties. Any arbitration conducted under this Section 12 shall be private, shall be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the then-applicable rules of the AAA and shall be conducted in accordance with the Federal Arbitration Act. The Arbitrator shall expeditiously hear and decide all matters concerning the Dispute. Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power to (i) gather such materials, information, testimony and evidence as the Arbitrator deems relevant to the Dispute before him or her (and each party will provide such materials, information, testimony and evidence requested by the Arbitrator), and (ii) grant injunctive relief and enforce specific performance. All Disputes shall be arbitrated on an individual basis, and each party hereto hereby foregoes and waives any right to arbitrate any Dispute as a class action or collective action or on a consolidated basis or in a representative capacity on behalf of other persons or entities who are claimed to be similarly situated, or to participate as a class member in such a proceeding. The decision of the Arbitrator shall be reasoned, rendered in writing, be final and binding upon the disputing parties and the parties agree that judgment upon the award may be entered by any court of competent jurisdiction. The parties acknowledge and agree that in connection with any such arbitration and regardless of outcome, except as provided under this Section 12, each party will pay all of its own costs and expenses, including its own legal fees and expenses, and the arbitration costs will be shared equally by the Company and Employee.
(b)Notwithstanding Section 12(a), either party may make a timely application for, and obtain, judicial emergency or temporary injunctive relief to enforce any of the provisions of Sections 9 through 11; provided, however, that the remainder of any such Dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under this Section 12.
(c)By entering into this Agreement and entering into the arbitration provisions of this Section 12, THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL.
(d)Nothing in this Section 12 shall prohibit a party to this Agreement from (i) instituting litigation to enforce any arbitration award, or (ii) joining the other party to this Agreement in a litigation initiated by a person or entity that is not a party to this Agreement. Further, nothing in this Section 12 precludes Employee from filing a charge or complaint with a federal, state or other governmental administrative agency.
13.Defense of Claims; Cooperation. During the Employment Period and thereafter, upon request from the Company, Employee shall cooperate with the Company Group in the defense of any claims or actions that may be made by or against any member of the Company Group that relate to Employee’s actual or prior areas of responsibility or knowledge. Employee shall further provide reasonable and timely cooperation in connection with any actual or threatened claim, action, inquiry, review, investigation, process, or other matter (whether conducted by or before any court, arbitrator, regulatory, or governmental entity, or by or on behalf of any Company Group member), that relates to Employee’s actual or prior areas of responsibility or knowledge. The Company agrees to reimburse Employee for his reasonable expenses incurred in connection with his cooperation under this Section 13, provided Employee timely submits documentation for such expenses.
14.Indemnification. If Employee is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that Employee is or was an employee, director or officer of any member of the Company Group or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (other than, in each case, any action, suit or proceeding initiated by Employee or any member of the Company Group or any of its affiliates or any of their respective directors, officers, managers, members, partners or employees related to any contest or dispute between Employee and any member of the Company Group or any of its affiliates or any of their respective directors, officers, managers, members, partners or employees with respect to this Agreement or Employee’s employment, engagement or any termination thereof), Employee shall be indemnified and held harmless by the Company to the fullest extent authorized by the Company’s organizational and governing documents and by applicable laws against all liabilities and losses (including reasonable attorneys’ fees, judgments, fines or penalties) incurred or suffered by Employee in connection therewith; provided, however, that if Employee is seeking indemnification in connection with a proceeding (or part thereof) initiated by Employee, the Company shall indemnify Employee with respect to such proceeding (or part thereof) only if such proceeding (or part thereof) was authorized by the Board.
15.Withholdings; Deductions. The Company is authorized to withhold and deduct from any benefits, amounts, or payments related to this Agreement or Employee’s employment (a) all federal, state, local and other taxes and (b) any applicable deductions or withholdings.
16.Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Any and all Exhibits or Attachments referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes. Unless the context requires otherwise, all references to laws, regulations, contracts, documents, agreements and instruments refer to such laws, regulations, contracts, documents, agreements and instruments as they may be amended, restated or otherwise modified from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. All references to “dollars” or “$” in this Agreement refer to United States dollars. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, including all Exhibits attached hereto, and not to any particular provision hereof. Unless the context requires otherwise, the word “or” is not exclusive. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. All references to “including” shall be construed as meaning “including without limitation.” Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.
17.Applicable Law; Submission to Jurisdiction. This Agreement shall in all respects be construed according to the laws of the State of Florida without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction. With respect to any claim or dispute related to or arising under this Agreement, the parties hereby consent to the arbitration provisions of Section 12 and recognize and agree that should any resort to a court be necessary and permitted under this Agreement, then they consent to the exclusive jurisdiction, forum and venue of the state and federal courts (as applicable) located in Florida.
18.Entire Agreement and Amendment. This Agreement contains the entire agreement of the parties with respect to the matters covered herein and supersede all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto concerning the subject matter hereof; provided, however, that the provisions of this Agreement are in addition to and complement (and do not replace or supersede) any other written agreement(s) or parts thereof between Employee and any member of the Company Group that create restrictions on Employee with respect to confidentiality, non-disclosure, non-competition, non-solicitation or non-disparagement. This Agreement may be amended only by a written instrument executed by both parties hereto.
19.Waiver of Breach. Any waiver of this Agreement must be executed by the party to be bound by such waiver. No waiver by either party hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time.
20.Assignment. This Agreement is personal to Employee, and neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise transferred by Employee. The Company may assign this Agreement without Employee’s consent to any member of the Company Group and to any successor to or acquirer of (whether by merger, purchase or otherwise) all or substantially all of the equity, assets or businesses of the Company.
21.Notices. Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received (a) when delivered in person, (b) when sent by facsimile transmission (with confirmation of transmission) or email on a business day to the number or email address set forth below, if applicable; provided, however, that if a notice is sent by facsimile transmission or email after normal business hours of the recipient or on a non-business day, then it shall be deemed to have been received on the next business day after it is sent, (c) on the first business day after such notice is sent by express overnight courier service, or (d) on the second business day following deposit with an internationally-recognized second-day courier service with proof of receipt maintained, in each case, to the following address, as applicable:
If to the Company, addressed to:
Redwire Corporation
8226 Philips Highway
Jacksonville, FL 32256
Attn: Executive Vice President, General Counsel and Secretary
If to Employee, addressed to Employee’s last known address on file with the Company.
22.Counterparts. This Agreement may be executed in any number of counterparts, including by electronic mail or facsimile, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party, but together signed by both parties hereto. Electronic copies shall have the same force and effect as the originals.
23.Deemed Resignations. Except as otherwise determined by the Board or as otherwise agreed to in writing by Employee and any member of the Company Group prior to the termination of Employee’s employment with the Company, any termination of Employee’s employment shall, without changing the basis for such termination of employment, constitute, as applicable, an automatic resignation of Employee: (a) as an officer of the Company and each member of the Company Group; (b) from the Board; and (c) from the board of directors or board of managers (or similar governing body) of any member of the Company Group and from the board of directors or board of managers (or similar governing body) of any corporation, limited liability entity, unlimited liability entity or other entity in which any member of the Company Group holds an equity interest and with respect to which board of directors or board of managers (or similar governing body) Employee serves as such Company Group member’s designee or other representative. Employee agrees to take any further actions that any member of the Company Group reasonably requests to effectuate or document the foregoing.
24.Section 409A. Notwithstanding any provision of this Agreement to the contrary:
(a)All provisions of this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986 (the “Code”), and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of Employee’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A.
(b)To the extent, if any, that the aggregate amount of the installments of the Severance Payment that would otherwise be paid pursuant to Section 7(f)(i) after March 15 of the calendar year following the calendar year in which the Termination Date occurs (the

“Applicable March 15”) exceeds the maximum exemption amount under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A), then such excess shall be paid to Employee in a lump sum on the Applicable March 15 (or the first business day preceding the Applicable March 15 if the Applicable March 15 is not a business day) and the installments of the Severance Payment payable after the Applicable March 15 shall be reduced by such excess (beginning with the installment first payable after the Applicable March 15 and continuing with the next succeeding installment until the aggregate reduction equals such excess).
(c)To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A), (i) any such expense reimbursement shall be made by the Company no later than the last day of Employee’s taxable year following the taxable year in which such expense was incurred by Employee, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period in which the arrangement is in effect.
(d)If any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Employee’s receipt of such payment or benefit is not delayed until the earlier of  the date of Employee’s death or the date that is six months after the Termination Date (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Employee (or Employee’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall any member of the Company Group be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.
25.Effect of Termination. The provisions of Sections 7, 9-13 and 23 and those provisions necessary to interpret and enforce them, shall survive any termination of this Agreement and any termination of the employment relationship between Employee and the Company.
26.Third-Party Beneficiaries. Each member of the Company Group that is not a signatory to this Agreement shall be a third-party beneficiary of Employee’s obligations under Sections 8, 9, 10, 11, 12 and 24 and shall be entitled to enforce such obligations as if a party hereto.
27.Severability. If an arbitrator or court of competent jurisdiction determines that any provision of this Agreement (or portion thereof) is invalid or unenforceable, then the invalidity or unenforceability of that provision (or portion thereof) shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect. It is the intention of the parties that any such invalid or unenforceable provision be reformed and enforced to the fullest extent permitted by law.
28.Certain Excise Taxes. Notwithstanding anything to the contrary in this Agreement, if Employee is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Employee has the right to receive from the Company or any of its affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced

(but not below zero) so that the present value of such total amounts and benefits received by Employee from the Company or any of its affiliates shall be one dollar ($1.00) less than three times Employee’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Employee shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to Employee (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company or any of its affiliates used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Employee’s base amount, then Employee shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 28 shall require any member of the Company Group to be responsible for, or have any liability or obligation with respect to, Employee’s excise tax liabilities under Section 4999 of the Code.
29.Clawback. To the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by the Board (or a committee thereof) as a policy or procedure applicable to all executive officers of the Company, amounts paid or payable under this Agreement shall be subject to the provisions of any applicable clawback policies or procedures adopted by any member of the Company Group, which clawback policies or procedures may provide for forfeiture and/or recoupment of amounts paid or payable under this Agreement. Notwithstanding any provision of this Agreement to the contrary, each member of the Company Group reserves the right, without the consent of Employee, to adopt any such clawback policies and procedures, including such policies and procedures applicable to this Agreement with retroactive effect with respect to this Agreement (but, except as required by applicable law or the applicable rules of the U.S. Securities and Exchange Commission or any securities exchange on which the Company’s common stock is listed, not to compensation previously paid) provided that such policies and procedures are consistently applied to all executive officers of the Company and the other members of the Company Group.

[Remainder of Page Intentionally Blank;
Signature Page Follows]

    IN WITNESS WHEREOF, Employee and the Company each have caused this Agreement to be executed and effective as of the Effective Date.

EMPLOYEE

/s/ Jonathan E. Baliff
Jonathan E. Baliff

REDWIRE CORPORATION

By	/s/ Peter Cannito
Name:	Peter Cannito
Title:	Chief Executive Officer
Signature Page to
Employment Agreement

EXHIBIT A
Outside Activities

(1) Board of Directors and Audit Committee of Texas Capital Bancshares, Inc., the parent company of Texas Capital Bank.
(2) Operating Partner, Genesis Park.
Exhibit A